UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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BFC Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

April 17, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BFC Financial Corporation, which will be held on May 16, 2006 at 10:00 A.M. local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

Please read these materials so that you will know what we plan to do at the Annual Meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
CORPORATE GOVERNANCE
PROPOSALS AT THE ANNUAL MEETING
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION
BFC FINANCIAL CORPORATION 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 16, 2006

Notice is hereby given that the Annual Meeting of Shareholders of BFC Financial Corporation (the “Company”) will be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on May 16, 2006 commencing at 10:00 A.M., for the following purposes:

1. To elect two directors to the Company’s Board of Directors to serve until the Annual Meeting in 2009.

2. To approve the Company’s 2006 Performance-Based Annual Incentive Plan.

3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The matters listed above are more fully described in the Proxy Statement that forms a part of this Notice.

Only shareholders of record at the close of business on March 20, 2006 are entitled to notice of, and to vote at, the Annual Meeting.

Sincerely yours,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida
April 17, 2006

IMPORTANT:

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

PROXY STATEMENT

The Board of Directors of BFC Financial Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on May 16, 2006 at 10:00 A.M., local time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 17, 2006.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, including the election of directors and the approval of the Company’s 2006 Performance-Based Annual Incentive Plan, as well as any other matters which may properly be brought before the Annual Meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

Record holders of the Company’s Class A Common Stock (“Class A Stock”) and record holders of the Company’s Class B Common Stock (“Class B Stock”) at the close of business on March 20, 2006 (the “Record Date”) may vote at the Annual Meeting.

On the Record Date, 28,680,325 shares of Class A Stock and 7,136,134 shares of Class B Stock were outstanding and, thus, are eligible to vote at the Annual Meeting.

What are the voting rights of the holders of Class A Stock and Class B Stock?

Holders of Class A Stock and holders of Class B Stock will vote as one class on the matters to be voted upon at the Annual Meeting. Holders of Class A Stock are entitled to one vote per share, with all holders of Class A Stock having in the aggregate 22.0% of the general voting power. The number of votes represented by each share of Class B Stock, which represent in the aggregate 78.0% of the general voting power, is calculated each year in accordance with the Company’s Amended and Restated Articles of Incorporation. At this year’s Annual Meeting, each outstanding share of Class B Stock will be entitled to 14.25 votes on each matter.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by mailing in the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker or nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this Proxy Statement beginning at page 7.

With respect to the proposal to approve the Company’s 2006 Performance-Based Annual Incentive Plan, you may vote for the proposal, against the proposal or abstain from voting on the proposal. This proposal is described in this Proxy Statement beginning on page 22.

What is the Board’s recommendation?

The Board of Directors recommends a vote FOR all of the nominees for director and FOR the approval of the Company’s 2006 Performance-Based Annual Incentive Plan.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card how you want to vote your shares, we will vote them FOR all of the nominees for director and FOR the approval of the Company’s 2006 Performance-Based Annual Incentive Plan. Although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment on those matters.

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Company’s Secretary;

•	by submitting another proxy by mail that is dated later and is properly signed; or

•	by voting in person at the Annual Meeting.

What vote is required for a proposal to be approved?

For the election of directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the approval of the Company’s 2006 Performance-Based Annual Incentive Plan, the affirmative vote of the holders of a majority of the votes cast on the proposal will be required for approval. Since abstentions are treated for these purposes as votes cast on the proposal, an abstention will effectively count as a vote against the adoption of the Company’s 2006 Performance-Based Annual Incentive Plan.

If you hold your shares in “street name” through a broker or other nominee, and you have not provided voting instructions to your broker or nominee, then whether your broker or nominee may vote your shares in its discretion depends on the proposals before the Annual Meeting. Under the rules of The Nasdaq Stock Market (“Nasdaq”), your broker or nominee may vote your shares in its discretion on “routine matters.” The election of directors is a routine matter on which your broker or nominee will be permitted to vote your shares if no instructions are furnished. The approval of the Company’s 2006 Performance-Based Annual Incentive Plan is a non-routine matter. Accordingly, if your broker has not received your voting instructions with respect to this proposal, your broker cannot vote your shares on such proposal. This is called a “broker non-vote.” However, because shares that constitute broker non-votes (which include shares as to which brokers withhold authority) will not be considered entitled to vote on such matters, broker non-votes will have no effect on the outcome of either of the proposals.

CORPORATE GOVERNANCE

Pursuant to the Company’s bylaws and the Florida Business Corporation Act, the Company’s business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

The full Board undertook a review of each director’s independence on March 13, 2006. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported below under “Certain Relationships and Related Transactions.” They also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent under applicable laws and regulations and Nasdaq listing standards. As permitted by Nasdaq listing standards, the Board has determined that the following categories of relationships will not constitute material relationships that impair a director’s independence: (i) banking relationships with BankAtlantic in the ordinary course of BankAtlantic’s business, (ii) serving on third party boards of directors with other members of the Board, (iii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments or gifts do not exceed the greater of $1 million or 2% of such company’s or charity’s consolidated gross revenues, and (iv) investments by directors in common with each other or the Company, its affiliates or executive officers. As a result of its review of the relationships of each of the members of the Board, and considering these categorical standards, the Board has affirmatively determined that a majority of the Company’s Board members, including D. Keith Cobb, Oscar Holzmann, Earl Pertnoy and Neil Sterling, are “independent” directors within the meaning of the listing standards of Nasdaq and applicable law.

Committees of the Board of Directors and Meeting Attendance

The Company’s Board of Directors has established Audit, Compensation and Nominating/Corporate Governance Committees. The Board has adopted a written charter for each of these three committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of our website at www.bfcfinancial.com and each is available in print, without charge, to any shareholder.

The Board met thirteen times and executed three unanimous written consents in lieu of a meeting during 2005. Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he served, and all of the then-serving members of the Board of Directors attended the Company’s Annual Meeting in 2005, although the Company has no formal policy requiring them to do so.

The Audit Committee

The Audit Committee consists of Oscar Holzmann, Chairman, D. Keith Cobb, Earl Pertnoy and Neil Sterling. The Board has determined that all members of the Audit Committee are “financially literate” and “independent” within the meaning of the listing standards of Nasdaq and applicable Securities and Exchange Commission (“SEC”) regulations. Mr. Holzmann, the chair of this Committee, and D. Keith Cobb are both qualified as audit committee financial experts within the meaning of SEC regulations and the Board has determined that each of them has finance and accounting expertise which results in their “financial sophistication” within the meaning of the listing standards of Nasdaq. The Audit Committee met eight times during the 2005 fiscal year and its members also held various informal conference calls and meetings as a committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from and meets with the Company’s internal audit group, management and the Company’s independent auditors. The Committee receives information concerning internal controls over financial reporting and any deficiencies in such controls, and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included at page 20.

The Compensation Committee

The Compensation Committee consists of Earl Pertnoy, Chairman, D. Keith Cobb, Oscar Holzmann and Neil Sterling. All of the members of the Committee are “independent” within the meaning of the listing standards of Nasdaq. In addition, each committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee met five times during 2005. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of the Company’s other executive officers. It also administers the Company’s equity-based compensation plans and if approved at the meeting, it will administer the 2006 Performance-Based Annual Incentive Plan. A report from the Compensation Committee is included at page 17.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee was established by Board resolution in March 2004. It met three times in 2005. The Nominating/Corporate Governance Committee consists of Neil Sterling, Chairman, D. Keith Cobb, Oscar Holzmann and Earl Pertnoy. All of the members of the Nominating/Corporate Governance Committee are considered to be “independent” within the meaning of the listing standards of Nasdaq. The Nominating/Corporate Governance Committee is responsible for assisting the Board in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for the Company, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

Generally, the Committee will identify director candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Committee considers appropriate. In assessing potential new directors, the Committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board.

Under the Company’s bylaws, nominations for directors may be made only by or at the direction of the Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in our bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For our 2007 Annual Meeting, we must receive this notice between January 16 and February 17, 2007.

Executive Sessions of Non-Management and Independent Directors

In accordance with applicable Nasdaq rules, the non-management directors of the Company met two times in executive session of the Board in which management directors and other members of management did not participate. Earl Pertnoy was selected to be the presiding director for these sessions. The non-management directors have scheduled regular meetings in January and June of each year, and may schedule additional meetings without management present as they determine to be necessary.

Compensation of Directors

The Company’s Compensation Committee recommends director compensation to the Board based on factors it considers appropriate and based on the recommendations of management. In 2005, non-employee directors of the Company each received a pro rated annual fee of $30,000 for the six month period ending June 30, 2005. On July 11, 2005, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved a non-employee director compensation plan which provides that for the period July 1, 2005 through June 30, 2006, each non-employee director will receive $100,000 for service on the Board of Directors, payable in cash, restricted stock or non-qualified stock options, in such combinations as the directors may elect, provided that no more than $50,000 may be payable in cash. The restricted stock and stock options are granted in Class A Common Stock under the Company’s 2005 Stock Incentive Plan. Restricted stock vests monthly over the 12-month service period and stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the Class A Common Stock on the date of grant. The number of stock options and restricted stock granted is determined by the Company based on assumptions and formulas typically used to value these types of securities. Based on their elections, directors will receive for their services during the annual period commencing July 1, 2005 an aggregate of $200,000 in cash, 22,524 shares of restricted Class A Common Stock and no stock options pursuant to this plan. No director receives additional compensation for attendance at Board of Directors’ meetings or meetings of committees on which he serves except as follows. In 2005, members of the Audit Committee, other than its Chairman, received an annual cash amount of $10,000. The Chairman of the Audit Committee received an annual cash amount of $15,000 during 2005. Effective July 1, 2005, the Chairman of the Nominating/Corporate Governance and Compensation Committees each were entitled to receive $3,500, which was prorated for the six-month period July 1, 2005 through December 31, 2005. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for their service as directors or for attendance at Board of Directors’ meetings or committee meetings.

Director and Management Indebtedness

On February 6, 2001, Alan B. Levan, Chairman, President and Chief Executive Officer of the Company and John E. Abdo, Vice Chairman of the Company, each borrowed $500,000 from the Company on a recourse basis and Glen R. Gilbert, Executive Vice President, and Earl Pertnoy, a director of the Company, each borrowed $50,000 on a non-recourse basis to make investments in a technology company sponsored by the Company. On July 16, 2002, John E. Abdo borrowed an additional $3.0 million from the Company on a recourse basis. All borrowings bear interest at the prime rate plus 1%, which interest is, except for interest on the Abdo borrowing, payable annually. The entire principal balance under the borrowings, except for the Abdo borrowing, was due and paid in full in

February 2006. The Abdo borrowing requires monthly interest payments, is due on demand and is secured by 2,127,470 shares of Class A Stock and 370,750 shares of Class B Stock. Amounts outstanding at December 31, 2005 are $0 from Mr. Levan, $1,999,000 from Mr. Abdo, $19,151 from Mr. Gilbert and $24,854 from Mr. Pertnoy. In February 2006, Mr. Gilbert and Mr. Pertnoy paid in full their outstanding loan balance and in March 2006, Mr. Abdo repaid $499,000 leaving an outstanding balance as of March 31, 2006 of $1,500,000.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to the Corporate Secretary, BFC Financial Corporation, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If the person submitting the letter is a shareholder of the Company, the letter should include a statement indicating such. Depending on the subject matter, the Company will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Company will post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer) on its website. There were no such waivers from the Company’s Code of Ethics during 2005. The Company made ministerial amendments to its Code of Business Conduct and Ethics on February 14, 2005. The amended Code of Business Conduct and Ethics has been posted on the Company’s website.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has designated directors D. Keith Cobb, Oscar Holzmann, Earl Pertnoy and Neil Sterling, none of whom are employees of the Company or any of its subsidiaries, to serve on the Compensation Committee. Messrs. Levan and Abdo also received compensation from Levitt Corporation (“Levitt”) and BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”) and received stock option grants from Bluegreen Corporation (a company 31% owned by Levitt) (“Bluegreen”). Mr. Cobb also serves on the Board of Directors of BankAtlantic Bancorp and receives compensation from BankAtlantic Bancorp for his service on the Board and its committees including the Audit Committee and the Nominating/Corporate Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2005, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

PROPOSALS AT THE ANNUAL MEETING

1)  PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

The Company’s Board of Directors currently consists of six directors divided into three classes, each of which has a three-year term, expiring in annual succession. The Company’s bylaws provide that the Board of Directors shall consist of no less than three nor more than twelve directors. The specific number of directors is set from time to time by resolution of the Board.

A total of two directors will be elected at the Annual Meeting, both of whom will be elected for the term expiring in 2009. Each of the nominees was recommended for re-election by the Nominating/Corporate Governance Committee and has consented to serve for the term indicated. If either of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING IN 2009:

D. KEITH COBB	Director since 2004

Mr. Cobb, age 65, has served as a business consultant and strategic advisor to a number of companies since 1996. In addition, Mr. Cobb completed a six-year term on the Board of the Federal Reserve Bank of Miami in 2002. Mr. Cobb spent thirty-two years as a practicing certified public accountant at KPMG LLP, and was Vice Chairman and Chief Executive Officer of Alamo Rent A Car, Inc. from 1995 until its sale in 1996. Mr. Cobb also serves on the boards of BankAtlantic Bancorp, Alliance Data Systems, Inc. and several private companies.

EARL PERTNOY	Director since 1978

Mr. Pertnoy, age 79, is a real estate investor and developer. He has been a director of the Company and its predecessor companies since 1978.

THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CLASS A STOCK AND HOLDERS OF CLASS B STOCK VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Directors Continuing In Office:

TERMS ENDING IN 2007:

ALAN B. LEVAN	Director since 1978

Mr. Levan, age 61, formed the I.R.E. Group (predecessor to the Company) in 1972. Since 1978, he has been the Chairman of the Board, President and Chief Executive Officer of the Company or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. He has been Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is Chairman of the Board and Chief Executive Officer of Levitt and Chairman of Bluegreen.

NEIL STERLING	Director since 2003

Mr. Sterling, age 54, has been the principal of The Sterling Resources Group, a business development-consulting firm in Fort Lauderdale, Florida, since 1998.

TERMS ENDING IN 2008:

JOHN E. ABDO	Director since 1988

Mr. Abdo, age 62, has been principally employed as Vice Chairman of BankAtlantic, an indirect banking subsidiary of the Company, since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, the holding company for BankAtlantic and a subsidiary of the Company, since 1994 and President of Levitt Corporation, a subsidiary of the Company, since 1985. He has been Vice Chairman of the Board of Levitt since April 2001. He has been President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He is also a director of Benihana, Inc., a publicly held national restaurant chain, and a director and Vice Chairman of the Board of Bluegreen, a publicly held provider of vacation and residential communities. Mr. Abdo is also President of the Broward Performing Arts Foundation.

OSCAR HOLZMANN	Director since 2002

Mr. Holzmann, age 63, has been an Associate Professor of Accounting at the University of Miami since 1980. He received his Ph.D. in Business Administration from Pennsylvania State University in 1974.

Identification of Executive Officers and Significant Employees

The following individuals are executive officers of the Company:

Name	Position

Alan B. Levan	Chairman of the Board, Chief Executive Officer, President and Director
John E. Abdo	Vice Chairman of the Board and Director
Phil Bakes	Managing Director and Executive Vice President
Glen R. Gilbert	Executive Vice President, Chief Financial and Accounting Officer and Secretary

All officers serve until they resign or are replaced or removed by the Board of Directors.

The following additional information is provided for the executive officers shown above who are not directors of the Company or director nominees:

Phil Bakes, age 60, joined the Company as an Executive Vice President in January 2004. He was named Managing Director on October 4, 2004. Before joining the Company, he served as Chairman, Co-Founder and Chief Executive Officer of FAR&WIDE Travel Corp. from 1999 to 2003. In September 2003, FAR&WIDE Travel Corp. liquidated under Chapter 11 of the U.S. Bankruptcy Act. Prior to founding FAR&WIDE Travel Corp., Mr. Bakes served as President and Chief Executive Officer of an advisory and merchant banking firm as well as serving as an airline executive.

Glen R. Gilbert, age 61, has been Executive Vice President of the Company since July 1997. In May 1987, he was appointed Chief Financial and Accounting Officer and, in October 1988, was appointed Secretary. He joined the Company in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He also serves as an officer of Florida Partners Corporation. He has held various positions at Levitt, including Executive Vice President and Chief Financial Officer through August 2004 and until December 2005, Mr. Gilbert served as Secretary and Senior Executive President of Levitt. Mr. Gilbert no longer holds a position at Levitt.

Certain Relationships and Related Transactions

During 2005, BankAtlantic Bancorp and BankAtlantic received fees from the Company and Levitt in connection with certain general and administrative services performance for these companies. BankAtlantic Bancorp provided the Company and Levitt with various back-office services, including, human resources, risk management, project planning, systems support and investor and public relations. The Company compensated

BankAtlantic Bancorp for its costs incurred in providing these services plus five percent. Additionally, the Company and Levitt rent office space on a month-to-month basis from, and pay rent to, BankAtlantic Bancorp.

The following table sets forth fees paid by the Company, Levitt and Bluegreen to BankAtlantic Bancorp for the year ended December 31, 2005 (in thousands):

Company	$368
Levitt	883
Bluegreen	101

Total Fees	$1,352

In 2005, a subsidiary of BFC received $127,000 in consulting fees for assisting a subsidiary of Levitt in obtaining financing of certain properties. Also during 2005, Levitt paid Bluegreen approximately $81,000 for services provided.

Prior to the spin-off of Levitt as of December 31, 2003, Levitt declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five-year note with interest only payments payable monthly initially at the prime rate and thereafter at a prime rate plus increments of an additional 0.25% every six months. The outstanding balance of the note at December 31, 2005 was zero. The total interest income to BankAtlantic Bancorp for the year ended December 31, 2005 was approximately $0.9 million. The outstanding balance of these notes and related interest were not included in the Company’s financial statements as those amounts were eliminated in consolidation.

During 1999 and 2000, the Company (without consideration of BankAtlantic Bancorp) acquired interests in unaffiliated technology entities. During 2000 and 2001, the Company’s interests in the technology entities were transferred at the Company’s cost to specified asset limited partnerships. Subsidiaries of the Company are the controlling general partners of these venture partnerships, and therefore, they are consolidated in the Company’s financial statements. The general partners are limited liability companies of which the members are: BFC Financial Corporation — 57.50%; John E. Abdo — 13.75%; Alan B. Levan — 9.25%; Glen R. Gilbert — 2.00%; and John E. Abdo, Jr. — 17.50%. At December 31, 2005, the Company’s net investment in these partnerships was $950,000. See also the information concerning director and management indebtedness set forth in the section titled “Director and Management Indebtedness” on page 5.

Certain of the Company’s affiliates, including its executive officers, have independently made investments with their own funds in both public and private entities in which the Company holds investments.

Florida Partners Corporation owns 133,314 shares of the Company’s Class B Stock and 1,270,924 shares of the Company’s Class A Stock. Mr. Levan may be deemed to beneficially be the principal shareholder and is a member of the Board of Florida Partners Corporation. Mr. Gilbert, Executive Vice President, Chief Financial and Accounting Officer and Secretary of the Company holds similar positions at Florida Partners Corporation.

BFC and Levitt maintain cash and securities sold under repurchase agreements at BankAtlantic. The balance in those accounts was $1.1 million and $5.1 million, respectively, at December 31, 2005 and BankAtlantic paid BFC and Levitt interest of $32,000 and $316,000, respectively on those accounts in 2005.

Included in the Company’s other assets at December 31, 2005 were approximately $131,000 due from affiliates.

During the year ended December 31, 2005, BFC sold 5,957,555 shares of its Class A Common Stock in an underwritten public offering at a price of $8.50 per share. Included in broker/dealer revenue in the Company’s statement of operations for the year ended December 31, 2005 was $1.95 million associated with Ryan Beck’s participation as lead underwriter in this offering. (Approximately $1.1 million of which was paid by Ryan Beck to third parties.)

The amounts paid or received by the Company from its affiliates may not be representative of the amounts that would be paid or received in an arms-length transaction. Such fees were eliminated in the Company’s Consolidated Statements of Operations.

During the years ended December 31, 2005 and 2004, actions were taken by Levitt with respect to the development of certain property owned by BankAtlantic. Levitt’s efforts included the successful rezoning of the property and obtaining the permits necessary to develop the property for residential and commercial use. At December 31, 2005, BankAtlantic had agreed to reimburse Levitt $438,000 for the costs incurred by it in connection with the development of this project. Levitt has also sought as additional compensation from BankAtlantic a percentage of the increase in the value of the underlying property attributable to Levitt’s efforts based upon the proceeds to be received from BankAtlantic on the sale of the property to a third party. The timing and amount of such additional compensation, if any, has not yet been agreed upon.

During the year ended December 31, 2005, Bluegreen provided risk management services to BankAtlantic Bancorp. The value of these services received by BankAtlantic Bancorp was calculated based on a percentage of cost basis. The table below sets forth fees paid by BankAtlantic Bancorp for property development and risk management consulting services performed by Levitt and Bluegreen:

	For the Year Ended December 31, 2005
	Levitt	Bluegreen	Total
	(In thousands)

Property development	$438	$—	$438
Risk management	—	218	218

Total	$438	$218	$656

Effective January 1, 2006, certain employees of BankAtlantic were transferred to BFC to staff BFC’s shared service operations in the areas of human resources, risk management, investor relations and executive office administration. Such employees will provide services to BankAtlantic Bancorp, BankAtlantic, Levitt, Ryan Beck, Bluegreen and BFC and the costs of such employees will be allocated to such entities based upon proportionate usage of their services.

The Company and its subsidiaries utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden, McClosky”), a law firm to which Bruno DiGiulian, a director of BankAtlantic Bancorp, is of counsel. Fees aggregating $207,000 were paid by BankAtlantic Bancorp to Ruden, McClosky during the year ended December 31, 2005. In addition, fees aggregating $1.3 million were paid to Ruden, McClosky by Levitt in 2005. Ruden, McClosky also represents Alan B. Levan and John E. Abdo with respect to certain other business interests.

Since 2002, Levitt has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of Levitt’s Board of Directors, is a member. Levitt paid fees aggregating $914,000 to this firm during the year ended December 31, 2005.

The Company has a 49.5% interest and affiliates and third parties have a 50.5% interest in a limited partnership formed in 1979, for which the Company’s Chairman serves as the individual General Partner. The partnership’s primary asset is real estate subject to net lease agreements. The Company’s cost for this investment, approximately $441,000, was written off in 1990 due to the bankruptcy of the entity leasing the real estate. During 2005, the Company received no distributions from the partnership.

Jarett Levan, the son of Alan B. Levan, Chairman of the Board and Chief Executive Officer, is employed by BankAtlantic as President. He was paid approximately $357,500 for his services to BankAtlantic Bancorp during 2005. Mr. Levan’s daughter, Shelley Levan Margolis, served as executive director of the BankAtlantic Foundation, receiving approximately $57,500 during 2005.

Mr. Cobb also serves as a director of BankAtlantic Bancorp, Inc., a subsidiary of the company, where he serves on the Audit Committee and the Nominating/Corporate Governance Committee. Consistent with BankAtlantic Bancorp’s policies for compensating its non-employee directors, Mr. Cobb was paid $59,833 for his service as a director of BankAtlantic Bancorp in 2005 (inclusive of fees he earned for his service on board committees) and was issued options to acquire 3,482 shares of BankAtlantic Bancorp’s Class A Common Stock and 1,324 shares of restricted BankAtlantic Bancorp’s Class A Common Stock that vests monthly over 12 months.

The BankAtlantic Foundation is a non-profit foundation established by BankAtlantic. During 2005, the Foundation made donations aggregating $516,585, including $25,000 to the Broward Community College Foundation (as the third installment of a 4-year commitment of $100,000 to the Will and Jo Holcombe Institute for Teaching and Learning), $15,000 to the Florida Grand Opera, $7,500 to the Leadership Broward Foundation, $10,000 to Nova Southeastern University (including $5,000 as the third installment of a 5-year commitment of $25,000 to the Wayne Huizinga School of Business; and $5,000 to Nova Southeastern University Libraries), $10,000 to the Museum of Art of Fort Lauderdale (as the second installment of a 3-year $30,000 commitment) and $5,000 to the West Broward Family YMCA. In 2005, BankAtlantic made donations of $2,500 to West Broward Family YMCA, $25,290 to United Way of Broward County, $5,200 to Nova Southeastern University, $6,000 to ArtServe, $6,060 to Museum of Art of Fort Lauderdale, $2,000 to Broward Community College Foundation, and $850 to Leadership Broward Foundation. Alan B. Levan sits on the Board of Nova Southeastern University, Jarett Levan sits on the Boards of the Leadership Broward Foundation, ArtServe and the Board of Governors of the Museum of Art of Fort Lauderdale, and D. Keith Cobb sits on the Boards of Nova Southeastern University and United Way of Broward County.

[REMAINDER OF PAGE BLANK]

Summary Compensation Table

The following table sets forth information with respect to the annual compensation paid or accrued by the Company, BankAtlantic Bancorp, BankAtlantic and Levitt, for services rendered in all capacities during the three years ended December 31, 2005 to each of the executive officers of the Company.

						Other		Awards			All
Name and						Annual		Restricted	Stock	Payouts	Other
Principal						Compen-		Stock	Option	LTIP	Compen-
Position	Source	Year	Salary	Bonus		sation		Award(s)	Award(s)	Payouts	sation
	(a)		($)	($)		($)		($)	(#)	($)(c)	($)

Alan B. Levan,	BFC	2005	629,975	448,933		—		—	75,000	5,660	209,226	(b)
Chairman of the	BankAtlantic	2005	534,065	621,110		—		—	60,000	—	89,920	(d)
Board, President and Chief Executive Officer(j)	Levitt	2005	500,000	300,000		5,468	(k)	—	40,000	—	—

			1,664,040	1,370,043		5,468		—		5,660	299,146

	BFC	2004	605,744	431,666		—		—	93,750	5,903	175,028	(b)
	BankAtlantic	2004	480,962	568,007		—		—	60,000	—	100,442	(d)
	Levitt	2004	111,152	189,896		—		—	60,000	—	—

			1,197,858	1,189,569		—		—		5,903	275,470

	BFC	2003	581,849	415,064		—		—	210,579	6,267	165,646	(b)
	BankAtlantic	2003	445,923	435,488		—		—	78,377	—	110,282	(d)
	Levitt	2003	103,231	62,400		—		—	—	—	—

			1,131,003	912,952		—		—		6,267	275,928

John E. Abdo,	BFC	2005	550,000	330,000		—		—	75,000	5,660	—
Vice Chairman	BankAtlantic	2005	307,127	366,981		9,600	(e)	—	40,000	—	17,440	(f)
of the Board(j)	Levitt	2005	609,375	914,062	(i)	7,998	(k)	—	60,000	—	271,234	(g)

			1,466,502	1,611,043		17,598		—		5,660	288,674

	BFC	2004	324,480	194,688		—		—	93,750	5,903	—
	BankAtlantic	2004	238,928	261,211		9,600	(e)	—	52,251	—	17,240	(f)
	Levitt	2004	478,875	731,250	(i)	—		—	90,000	—	291,244	(g)

			1,042,283	1,187,149		9,600		—		5,903	308,484

	BFC	2003	310,600	187,200		—		—	210,579	6,267	—
	BankAtlantic	2003	221,487	221,227		9,600	(e)	—	52,251	—	17,040	(f)
	Levitt	2003	365,000	390,000		—		—	—	—	291,244	(g)

			897,087	798,427		9,600		—		6,267	308,284

Glen R. Gilbert,	BFC	2005	168,168	250,901		—		—	30,000	5,660	—
Executive Vice	BankAtlantic	2005	—	—		—		—	—	—	—
President, Chief Financial Officer and Secretary	Levitt	2005	168,167	175,900		—		—	15,000	—	8,400	(h)

			336,335	426,801		—		—		5,660	8,400

	BFC	2004	161,700	172,020		—		—	37,501	5,903	—
	BankAtlantic	2004	—	—		—		—	5,000	—	—
	Levitt	2004	166,172	247,020		—		—	45,000	—	8,200	(h)

			327,872	419,040		—		—		5,903	8,200

	BFC	2003	154,642	93,288		—		—	56,159	6,267	—
	BankAtlantic	2003	—	—		—		—	13,494	—	—
	Levitt	2003	149,500	93,288		—		—	—	—	8,000	(h)

			304,142	186,576		—		—		6,267	8,000

Phil J. Bakes,	BFC	2005	350,000	140,000		—		—	25,000	5,660	—

Managing Director	BFC	2004	250,000	200,000		—		—	38,544	—	—
and Executive Vice President

(a)	Amounts identified as BankAtlantic represent payments or grants by BankAtlantic and BankAtlantic Bancorp and amounts identified as Levitt represent payments or grants by Levitt Corporation.

(b)	Includes reimbursements or payments of $118,248 in 2005, $113,700 in 2004, $109,321 in 2003 for life and disability insurance; cost of Heat basketball tickets of $45,010 in 2005, $43,700 in 2004 and $42,800 in 2003; and cost of automobile of $23,462 in 2005, $17,628 in 2004 and $13,525 in 2003.

(c)	Amounts represent allocation of contribution under the BFC Profit Sharing Plan.

(d)	Includes: BankAtlantic contributions of $8,400 in 2005, $8,000 in 2004 and 2003 to its 401(k) savings plan on behalf of Mr. Levan; a $40 dividend payment for a Real Estate Investment Trust (“REIT”) controlled by BankAtlantic for 2005, 2004 and 2003; and $81,480 in 2005, $92,202 in 2004 and $102,242 in 2003 representing the value of the benefit received by Mr. Levan in connection with premiums paid by BankAtlantic Bancorp for a split-dollar life insurance policy.

(e)	Amount paid as an auto allowance.

(f)	Includes: BankAtlantic contributions of $8,400 in 2005, $8,000 in 2004 and 2003 to its 401(k) savings plan on behalf of Mr. Abdo; a $40 dividend payment for a Real Estate Investment Trust (“REIT”) controlled by BankAtlantic for 2005, 2004 and 2003; and $9,000 per year for service as trustee of BankAtlantic’s pension plan, which amount is paid by the pension plan to Mr. Abdo.

(g)	The Abdo Companies, a company in which John E. Abdo is the principal shareholder and Chief Executive Officer, received management fees from Levitt in the amounts indicated.

(h)	Represents contributions to 401(k) savings plan on behalf of Mr. Gilbert.

(i)	Amounts paid under Levitt’s 2004 Annual Performance-Based Incentive Plan. In March 2004, Levitt’s Compensation Committee approved a performance bonus award of up to 150% of Mr. Abdo’s salary provided Levitt met certain net income targets. Levitt exceeded the established target, and Mr. Abdo received the maximum bonus award.

(j)	Both Mr. Levan and Mr. Abdo received options to acquire 50,000 shares of Bluegreen Corporation Common Stock during 2005 in connection with their services as Chairman and Vice Chairman, respectively, of Bluegreen.

(k)	Amounts paid under a Levitt company-wide incentive plan for all employees based on the Company’s achievement of identified customer service goals in the fourth quarter of 2005.

Annual Incentive Program

Each of the executive officers named in the Summary Compensation Table, above, was eligible for a bonus which is determined based upon the achievement of individual and corporate goals. These goals are established each year for each such officer, and the Compensation Committee reviews the performance of each officer against such goals each year. The amounts set forth under “Bonus” in the Summary Compensation Table, above, include the amount earned by each officer named in the table under this bonus program with respect to 2005. If the BFC Financial Corporation 2006 Performance-Based Annual Incentive Plan is approved by the shareholders, commencing in 2006 our executive officers will be eligible for awards under that plan.

Option Grants in 2005

The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company’s stock option plans during the fiscal year ended December 31, 2005. The Company has not granted and does not currently grant stock appreciation rights.

					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options	Exercise		Annual Rates of Stock
	Underlying	Granted to	Price		Price Appreciation
	Options	Employees in	per	Expiration	for Option Term(2)
Name	Granted(1)	Fiscal Year	Share	Date	5% ($)	10% ($)

Alan B. Levan	75,000	32.4%	$8.92	7/11/2015	$420,731	$1,066.214
John E. Abdo	75,000	32.4%	$8.92	7/11/2015	$420,731	$1,066.214
Glen R. Gilbert	30,000	13.0%	$8.92	7/11/2015	$168,292	$426,485
Phil J. Bakes	25,000	10.8%	$8.92	7/11/2005	$140,243	$355,404

(1)	All option grants are to acquire shares of the Company’s Class A Common Stock. All options granted in 2005 vest in 2010.

(2)	Amounts for the named executive officer have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company’s stock price.

The following table sets forth information concerning individual grants of stock options for shares of BankAtlantic Bancorp Class A Common Stock by BankAtlantic Bancorp to the named executives in the Summary Compensation Table pursuant to the stock option plans of BankAtlantic Bancorp during the year ended December 31, 2005. BankAtlantic Bancorp has not granted and does not currently grant stock appreciation rights.

Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options	Exercise		Annual Rates of Stock Price
	Underlying	Granted to	Price		Appreciation for
	Options	Employees in	per	Expiration	Option Term(2)
Name	Granted(1)	Fiscal Year	Share	Date	5% ($)	10% ($)

Alan B. Levan	60,000	7.19%	$19.02	7/11/2015	$194,096	$936,151
John E. Abdo	40,000	4.79%	$19.02	7/11/2015	$129,397	$624,100

(1)	All option grants are in BankAtlantic Bancorp’s Class A Common Stock. All options vest in 2010.

(2)	Amounts for the named executive officer have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts set forth in these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of BankAtlantic Bancorp’s stock price.

The following table sets forth information concerning individual grants of stock options for shares of Levitt’s Class A Common Stock by Levitt to the named executives in the Summary Compensation Table pursuant to the stock option plan of Levitt during the fiscal year ended December 31, 2005. Levitt has not granted and does not currently grant stock appreciation rights.

					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options	Exercise		Annual Rates of Stock
	Underlying	Granted to	Price		Price Appreciation for
	Options	Employees in	per	Expiration	Option Term(2)
Name	Granted(1)	Fiscal Year	Share	Date	5% ($)	10% ($)

Alan B. Levan	40,000	6.72%	$32.13	7/22/2015	$808,255	$2,048,278
John E. Abdo	60,000	10.09%	$32.13	7/22/2015	$1,212,383	$3,072,417
Glen R. Gilbert	15,000	2.52%	$32.13	7/22/2015	$303,095	$768,104

(1)	All option grants are in Levitt’s Class A Common Stock. All options vest in 2010.

(2)	Amounts for the named executive officer have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts set forth in these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of Levitt’s stock price.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table sets forth as to each of the named executive officers in the Summary Compensation Table information with respect to option exercises during 2005 and the status of their options on December 31, 2005: (i) the number of shares of Class B Stock underlying options exercised during 2005, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2005 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 2005.

	Number of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired Upon	Value Realized	Options at 12/31/2005		Options on 12/31/2005(1)
Name	Exercise of Options	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan B. Levan	—	$—	1,895,150	379,329	$6,012,046	$775,484
John E. Abdo	—	$—	1,895,150	379,329	$6,012,046	$775,484
Glen R. Gilbert	100,672	$649,838	253,584	123,660	$824,768	$206,946
Phil J. Bakes	—	$—	—	66,801	$—	$—

(1)	Based upon a price of $5.52 per share, which was the price of the last sale as reported by the OTC Market Report for 2005.

The following table sets forth certain information as to each of the named executives in the Summary Compensation Table with respect to the exercise of stock options during 2005, for shares of BankAtlantic Bancorp’s Class A Common Stock granted by BankAtlantic Bancorp and the status of their BankAtlantic Bancorp options on December 31, 2005: (i) the number of shares of BankAtlantic Bancorp Class A Common Stock underlying options exercised in 2005, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2005 and (iv) the aggregate dollar value of in-the-money options on December 31, 2005.

	Number of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired Upon	Value Realized	Options at 12/31/2005		Options on 12/31/2005(1)
Name	Exercise of Options	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan B. Levan	515,766	$8,415,186	547,661	329,005	$7,667,254	$4,606,070
John E. Abdo	—	—	309,767	223,690	$4,336,738	$3,131,660
Glen R. Gilbert	—	—	3,265	57,249	$35,870	$379,855

(1)	Based upon a price of $14.00 per share, which was the closing price at December 31, 2005 of BankAtlantic Bancorp’s Class A Stock as reported on the New York Stock Exchange.

The following table sets forth certain information as to each of the named executive officers in the Summary Compensation Table with respect to the exercise of stock options during 2005, for shares of Levitt’s Class A Common Stock granted by Levitt and the status of their Levitt options on December 31, 2005: (i) the number of shares of Levitt Class A Common Stock underlying options exercised during 2005, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2005 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 2005.

	Number of		Number of Securities		Value of Unexercised
	Class A Shares		Underlying Unexercised		In-the-Money Options on
	Acquired Upon	Value Realized	Options on 12/31/05		12/31/05(1)
Name	Exercise of Option	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan B. Levan	—	$—	—	$100,000	—	$155,400
John E. Abdo	—	$—	—	$150,000	—	$233,100
Glen R. Gilbert	—	$—	—	$60,000	—	$116,500

(1)	Based upon a price of $22.74 per share, which was the closing price at December 31, 2005 of Levitt’s Class A Common Stock as reported on the New York Stock Exchange.

BFC Long-Term Incentive Plan (“LTIP”) Awards

BFC has made available a profit-sharing plan to all of its employees (which does not include employees of BankAtlantic Bancorp or Levitt who are not employees of the Company) who meet certain minimum requirements. The Company is not required to make any contribution and the amount of the Company’s contribution is determined each year by the executive management. It requires a uniform allocation to each employee of 0% to 15% of compensation, with the maximum compensation considered being $50,000. Vesting is in increments over a six-year period to 100%. Alan B. Levan, John E. Abdo and Glen R. Gilbert are 100% vested. Phil J. Bakes is 0% vested. During 2005, the accounts for each of the above named individuals and Phil J. Bakes were credited with a $5,660 contribution.

BankAtlantic Profit Sharing Plan

The BankAtlantic Profit Sharing Stretch Plan (the “BankAtlantic Profit Sharing Plan”) for all BankAtlantic employees, including Alan B. Levan and John E. Abdo, was effective on January 1, 2003. The BankAtlantic Profit Sharing Plan provides a quarterly payout in an amount equal to a percentage of annual base salary to all BankAtlantic employees based upon the achievement of certain pre-established goals each quarter. The amounts paid to each of the named executive officers under the BankAtlantic Profit Sharing Plan with respect to 2005 are set forth under “Bonus” in the Summary Compensation Table.

Retirement Benefits

In September 2005, the Company entered into an agreement with the Company’s Chief Financial Officer, pursuant to which the Company has agreed to pay him a monthly retirement benefit of $5,672 beginning January 1, 2010, regardless of his actual retirement date. The monthly payment will continue through his life or until such time as at least 120 monthly payments have been made to him and his beneficiaries. However, as permitted by the agreement, he may elect to choose an available actuarially equivalent form of payment. The Company’s obligation under the agreement is unfunded. In September 2005, the Company recorded the present value of the retirement benefit payment in the amount of $482,444. The Company will recognize monthly the amortization of interest on the retirement benefit as compensation expense.

Shareholder Return Performance Graph

The following graph provides a comparison of the cumulative total returns for the Company, the Wilshire 5000 Index and the NASDAQ Bank Index and assumes $100 invested on December 31, 2000:

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
BFC Financial Corporation	100	253	253	869	1,263	666
DJ Wilshire 5000 Index	100	88	69	89	98	103
Nasdaq Bank Index	100	110	115	149	166	159

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

The Compensation Committee (the “Committee”) administers the Company’s executive officer compensation program. Currently, four officers of the Company are designated as executive officers. The Committee reviews and determines all executive officers’ compensation, administers the Company’s equity incentive plans (including reviewing and approving grants to the Company’s executive officers), makes recommendations to stockholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs. The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and, if appropriate, revise the charter. The Board determines the Committee’s membership, which is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it may also take action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings.

Pursuant to its authority to engage the services of outside advisors, experts and others to assist the Committee, the Committee engaged the services of Mercer Human Resource Consulting to meet with and advise the Committee with respect to the evaluation of the competitiveness of executive pay and the alignment of executive pay and Company performance.

Executive Officer Compensation

The Company’s compensation program for executive officers consists of the following elements: a base salary, an incentive bonus (including the Company’s LTIP), health and welfare benefits and periodic grants of restricted stock or stock options. The Compensation Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of the Company and its shareholders. Thus, compensation for the Company’s executive officers involves a portion of pay which depends on incentive payments which are generally earned based on an assessment of performance in relation to corporate goals, and stock options, which directly relate a significant portion of an executive officer’s long term remuneration to stock price appreciation realized by the Company’s shareholders. Messrs. Alan B. Levan and John E. Abdo each hold positions in, and therefore also received compensation in 2005 from, both BankAtlantic Bancorp and Levitt. Mr. Glen R. Gilbert held positions in Levitt during 2005, and therefore received compensation in 2005 from Levitt. The Company’s Compensation Committee does not determine the compensation from the Company’s affiliates but considers such compensation when determining the compensation paid those individuals by the Company.

Base Salary

The Committee believes that the salaries offered by the Company are competitive based on a review of market practices and the duties and responsibilities of each officer. In setting base compensation, the Compensation Committee periodically examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined based on an annual review by the Compensation Committee with input and recommendations from the Chief Executive Officer. Base salary determinations are made based on, among other things, competitive market salaries, the functional and decision making responsibilities of each position, and the contribution, experience and work performance of each executive officer.

Annual Incentive Program

The Company’s management incentive program is designed to motivate executives by recognizing and rewarding performance. The annual incentive program is a bonus plan used to compensate executives and is generally based on the Company’s profitability and the achievement of individual performance competencies and goals. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid.

Each participant’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive’s responsibilities. Bonuses of $1,244,834 were paid to the named executive officers based on their individual performances during 2005 as follows:

Alan B. Levan	$448,933
John E. Abdo	$330,000
Glen R. Gilbert	$250,901
Phil J. Bakes	$215,000

Stock Options

Executive officers of the Company were granted stock options to purchase Class A Stock during 2005. All of the stock options were granted with an exercise price equal to at least 100% of the market value of the Class A Stock on the date of grant and vest on the fifth anniversary of the date of grant. The granting of options is totally discretionary and options are awarded based on an assessment of an executive officer’s contribution to the success and growth of the Company. Grants of stock options to executive officers, including the named executive officers (other than the Chief Executive Officer), are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive’s position with the Company, an evaluation of the executive’s past and expected performance and the number of outstanding and previously granted options. The Board of Directors believes that providing executives with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options enables the Company to attract and retain qualified and experienced executive officers. The Board of Directors also believes that utilization of stock options more closely aligns the executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price.

Compensation of the Chairman and Chief Executive Officer

As previously indicated, the Compensation Committee believes that the Company’s total compensation program is appropriately based upon business performance, market compensation levels and personal performance. The Compensation Committee reviews and fixes the base salary of the Chief Executive Officer, based on those factors described above for other executive officers as well as the Compensation Committee’s assessment of Mr. Levan’s past performance as Chief Executive Officer and its expectation as to his future contributions. In 2005, Mr. Levan received a 4% base salary increase from the Company. This increase was consistent with the increases given to other members of executive management and was considered appropriate based on Mr. Levan’s efforts and contributions to the Company.

In evaluating the performance of Mr. Levan, the Compensation Committee considered the information received from Mercer regarding competitive analysis and performance, the Company’s financial condition and 2005 results. In its review, the Compensation Committee noted the Company’s successful stock offering during the year, the growth of shareholders’ equity or book value during 2005, completion of the Company’s investment in Benihana and the successful conclusion of that litigation. Also noted was the Company’s stock price appreciation during 2005. The Compensation Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of the Company’s principal investments, including BankAtlantic Bancorp and Levitt, and that the performance of the Company’s interests has been a substantial factor in the success of the Company. The Compensation Committee also took note of Mr. Levan’s leadership during 2005, including leadership actions taken at Levitt Corporation and BankAtlantic Bancorp with a view toward positioning both companies for long-term growth and future success. Specifically, it acknowledged his efforts to increase the visibility of and institutional interest in the Company, BankAtlantic Bancorp and Levitt. Based on the foregoing, Mr. Levan was awarded an aggregate bonus of $448,933, his base salary for 2006 was set at $778,153 and he was awarded a bonus in 2006 of up to 60% of his base salary to be payable on the Company’s achievement of certain pretax income targets.

Future salary increases and bonuses will continue to reflect the amounts paid to chief executive officers at other public companies, as well as the Company’s financial condition, operating results and attainment of strategic objectives.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee this year approved and may in the future approve compensation arrangements for certain officers, including Mr. Levan, that are not fully deductible. However, as indicated herein, the Compensation Committee approved, subject to the approval of the Company’s shareholders, the adoption of the Company’s 2006 Performance-Based Annual Incentive Plan and the payment of a bonus to Mr. Levan in 2006 based on such plan. But because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Submitted by the Members of the Compensation Committee:

Earl Pertnoy, Chairman
D. Keith Cobb
Oscar Holzmann
Neil Sterling

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee’s charter sets forth the Committee’s responsibilities, which include oversight of the Company’s financial reporting on behalf of the Company’s Board of Directors and shareholders. The Audit Committee held eight meetings during 2005. The Audit Committee’s meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent auditors for 2005, PricewaterhouseCoopers LLP (“PwC”). The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and compliance matters. It is anticipated that at its next Audit Committee meeting, the Committee will approve the continued engagement of PwC as the Company’s independent auditor.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and PwC.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee their independence and any other matters that they are required to discuss with the Audit Committee or that they believe should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the independent auditors.

The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PwC its independence from the Company. When considering PwC’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the Members of the Audit Committee:

Oscar Holzmann, Chairman
D. Keith Cobb
Earl Pertnoy
Neil Sterling

Fees to Independent Registered Certified Accounting Firm for Fiscal 2005 and 2004

PwC served as the independent registered certified accounting firm for the Company, BankAtlantic Bancorp and Levitt for 2005 and 2004. The following table presents for each of these entities fees billed by PwC relating to the audit of each of the company’s annual financial statements for fiscal 2005 and 2004 and fees billed by PwC for audit-related services, tax services and all other services rendered by PwC for fiscal 2005 and 2004.

	Fiscal 2005	Fiscal 2004
	(In thousands)

BFC Financial Corporation
Audit fees(a)	$290	148
Audit — related fees	—	—
Tax fees(c)	18	20
All other fees	—	—
BankAtlantic Bancorp
Audit fees(a)	$1,739	2,406
Audit — related fees(b)	25	39
Tax fees(c)	—	4
All other fees	—	—
Levitt
Audit fees(a)	$773	1,019
Audit — related fees(d)	—	18
Tax fees(c)	—	10
All other fees	—	—

(a)	Includes permitted services associated with the Company’s Sarbanes-Oxley Act Section 404 internal control project for the Company and in 2004 reflects work related to the preparation and filing of a Form S-3 registration statement and a Form 8-K to amend the 2003 Form 10-K.

(b)	Principally reflects audits of employee benefit plans.

(c)	Includes tax compliance services, tax advice, tax planning and tax examination assistance.

(d)	Represents audit fees billed related to the issuance of consolidating financial statements.

All audit related services, tax services and other services were pre-approved by the Audit Committee of the respective entity, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent auditor and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements involving projected fees of $10,000 or less on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next

Audit Committee meeting. Engagements involving projected fees of more than $10,000 may only be pre-approved by the full Audit Committee at a regular or special meeting.

The Audit Committee has determined that the provision of the services, other than audit services, as described above are compatible with maintaining the principal independent auditor’s independence.

2)	PROPOSAL TO APPROVE THE COMPANY’S 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

In March 2006, our Compensation Committee of the Board of Directors adopted the BFC Financial Corporation 2006 Performance-Based Annual Incentive Plan. We have provided below a summary of the plan and our reasons for seeking the approval of our shareholders. The following summary is qualified in its entirety by the full text of the plan document which is included at the end of this proxy statement in Appendix A and is incorporated by reference into this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE BFC FINANCIAL CORPORATION 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

Purpose of the Plan

The purpose of the plan is to advance the interests of the Company and its shareholders by providing certain of the Company key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals, to attract and retain the best available personnel for positions of substantial responsibility at the company and to promote the success and profitability of the Company’s business. The plan is intended to ensure that the annual incentive compensation paid to key executives under the plan is not subject to the deduction limitations under Section 162(m) of the Code.

Description of the Plan

Administration.  The plan will be administered by the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the plan. The administrative committee shall in any event be comprised of two (2) or more members of the Board of Directors who shall each qualify as outside directors under Section 162(m) of the Code.

Term.  The plan became effective on March 28, 2006, subject to shareholder approval, and if approved by shareholders, will continue for ten years, unless amended or terminated.

Eligibility.  Participation in the plan is limited to executives who are “covered employees” under Section 162(m) of the Code and who have been selected by the administrative committee as participants in the plan.

Performance Criteria.  The administrative committee will establish for each participant selected to participate in the plan an objective performance goal or goals based one or more of the following performance criteria:

•	earnings per share,

•	net income,

•	pretax income,

•	return on average equity,

•	return on average assets,

•	return on capital,

•	core earnings,

•	stock price,

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals, or

•	any combination of the foregoing.

Performance goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the administrative committee, include or exclude extraordinary items and/or the results of discontinued operations. Each performance goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (or individual business units) and/or the past or current performance of other companies.

Attainment of the performance goals will be measured over a performance measurement period of one fiscal year, or a longer period, as determined by the administrative committee. The administrative committee will establish the performance goal no later than 90 days after the commencement of a performance measurement period.

The maximum amount of a participant award under the plan shall be set by the administrative committee on or before the grant of the award but shall in no event exceed Two Million Dollars ($2,000,000). The actual amount of a participant’s performance award may be reduced or eliminated by the administrative committee in its sole discretion. The administrative committee in its sole discretion shall determine whether or not to pay all or part of a performance award in the case of the death or disability of a participant during a performance period.

Determination of Award.  Payment of any performance award to a participant for any performance period shall be made in cash after written certification by the administrative committee that the performance goal for the performance period was achieved, and any other material terms of the performance award were satisfied.

Amendment and Termination.  Subject to applicable laws and regulations, the administrative committee or the Board of Directors may amend or terminate the plan from time to time in such respects as the administrative committee or the Board of Directors may deem advisable, without the approval of the Company’s shareholders. However, no amendment or termination or modification of the plan may impair the rights of a participant to any performance award already granted with respect to any performance period.

Why we are asking for shareholders’ approval

Section 162(m) of the Code places a $1 million annual limit on a public company’s federal income tax deduction for compensation paid to its chief executive officer and other executive officers named in the summary compensation table included in its annual proxy statement. The limit does not apply to shareholder-approved “qualified performance-based compensation.” We are asking our shareholders to approve the plan so that we may preserve our ability to claim federal income tax deductions relating to future performance-based cash bonuses paid to these executive officers. Approval of the plan requires the affirmative vote of the majority of the votes cast on this proposal.

NEW PLAN BENEFITS

New Plan Benefits.  The Committee has established performance goals and target awards under the plan for fiscal year 2006 for Alan B. Levan. The actual award, if any, to be paid to Mr. Levan under the plan cannot be determined at this time since the award is dependent on the Company’s financial performance for fiscal year 2006, but the maximum amount of the award is 60% of Mr. Levan’s base salary payable upon the Company’s achievement of certain pretax income targets. Other than the grant to Mr. Levan, no other grants under the plan have been made.

IF WE DO NOT RECEIVE SHAREHOLDER APPROVAL, WE WILL NOT GRANT ANY AWARDS UNDER THE PLAN AND ANY OUTSTANDING AWARDS WILL BE FORFEITED.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company and Security Ownership of Management

The following table sets forth, as of March 20, 2006, certain information as to Class A Stock and Class B Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. In addition, this table includes the outstanding securities beneficially owned by the Company’s Beneficial Owners, directors and executive officers named in the Summary Compensation Table and the number of shares owned by directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Company’s outstanding Class A Stock or Class B Stock as of March 20, 2006. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (the “SEC”) and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the table below in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of the Company’s Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 20, 2006. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Class A	Class B	Percent of	Percent of
		Stock	Stock	Class A	Class B
Name of Beneficial Owner	Notes	Ownership	Ownership	Stock	Stock

I.R.E. Realty Advisory Group, Inc.	(2,3,5)	4,764,285	500,000	16.6%	7.0%
Florida Partners Corporation	(3,5)	1,270,302	133,314	4.4%	1.9%
I.R.E. Properties, Inc.	(3,5)	2,928,727	379,017	10.2%	5.3%
Levan Enterprises, Ltd.	(3,5)	431,649	55,865	1.5%	0.8%
Alan B. Levan	(3,5,6)	11,437	2,120,656	0.0%	29.7%
Glen R. Gilbert	(1,5)	—	253,584	0.0%	3.5%
John E. Abdo	(3,5,6)	3,371,771	2,969,468	11.8%	41.6%
Earl Pertnoy	(1,5)	99,305	188,635	0.3%	2.6%
Oscar Holzmann	(1,5)	5,631	20,290	0.0%	0.3%
D. Keith Cobb	(1,5)	14,279	6,250	0.0%	0.1%
Phil J. Bakes	(5)	—	—	0.0%	0.0%
Neil Sterling	(1,5)	5,631	20,290	0.0%	0.3%
Dr. Herbert A. Wertheim	(4)	3,968,157	416,448	13.8%	5.8%
All directors and executive officers of the Company as a group (8 persons,
including the individuals identified above)	(1,3)	12,903,017	6,647,369	45.0%	88.9%

(1)	Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Stock as follows: Glen R. Gilbert 114,902 shares, Earl Pertnoy 181,735 shares, Oscar Holzmann 20,290 shares, D. Keith Cobb 6,250 shares and Neil Sterling 20,290 shares.

(2)	The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3)	The Company may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 52.9% of the outstanding Common Stock of the Company. I.R.E. Properties, Inc. is 100% owned by Levan Enterprises, Ltd. and Levan Enterprises, Ltd. may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by each of such entities. In addition to his personal holdings of Common Stock, Mr. Levan may be deemed to be the beneficial owner of 11,437 shares of Class A Stock and 1,200 shares of Class B Stock held of record by Mr. Levan’s wife, for an aggregate beneficial ownership of 9,406,400 shares (32.8%) of Class A Stock and 3,188,852 shares (44.7%) of Class B Stock.

(4)	Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, the Company. Dr. Wertheim’s mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)	Mailing address is 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

(6)	Messrs. Levan and Abdo have entered into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of Class B Stock controlled by them. Under the agreement, they have agreed to vote their shares of Class B Stock in favor of the election of each other to the Company’s Board of Directors for so long as Mr. Levan and Mr. Abdo are willing and able to serve as directors of the Company. Additionally, Mr. Abdo will grant an irrevocable proxy to an entity controlled by Mr. Levan and obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of Class B Stock.

EQUITY COMPENSATION PLAN INFORMATION

Set forth below is certain information, as of March 20, 2006, concerning our equity compensation plans for which we have previously obtained shareholder approval and those equity compensation plans for which we have not previously obtained shareholder approval:

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of
	Exercise of	Outstanding	Number of Securities
	Outstanding Options,	Options, Warrants	Remaining Available
Plan Category	Warrants or Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	1,393,111	$4.55	2,745,976
Equity compensation plans not approved by security holders	—	—	—
Total	1,393,111	$4.55	2,745,976

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, that may be brought before the Annual Meeting.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered certified public accounting firm for each of the years ended December 31, 2005 and 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

ADDITIONAL INFORMATION

“Householding” of Proxy Material.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, American Stock

Transfer & Trust Company (“AST”), that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by calling 800-937-5449 or by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane — Plaza Level, New York, NY 10038, attention Karen A. Trachtenberg, Vice President.

Advance Notice Procedures.  Under our bylaws, no business may be brought before an Annual Meeting unless it is specified in the notice of the meeting or is otherwise brought before the Annual Meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting — that is, with respect to the 2007 Annual Meeting, between January 16 and February 17, 2007. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

Shareholder Proposals for the 2007 Annual Meeting.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2007 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 18, 2006 at the Company’s main offices, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

Proxy Solicitation Costs.  The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiaries, BankAtlantic Bancorp and/or Levitt, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman

April 17, 2006

Appendix A

BFC FINANCIAL CORPORATION
2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1. PURPOSE.   The purpose of this 2006 Performance-Based Annual Incentive Plan is to advance the interests of BFC Financial Corporation and its shareholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2. DEFINITIONS.   Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of BFC Financial Corporation.

(b) “Committee” means the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the Plan; provided, however, that in any event the Committee shall be comprised of two (2) or more members of the Board of Directors who shall each qualify as “outside directors” under Section 162(m) of the Code.

(c) “Corporation” means BFC Financial Corporation or any entity that is directly or indirectly controlled by BFC Financial Corporation.

(d) “Participant” means a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee as a participant in the Plan during a Performance Period.

(e) “Performance Award” means an award granted pursuant to the terms of Section 6 of the Plan.

(f) “Performance Goal” means the performance goal and payout schedules established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period which relates to one or more of the performance measures set forth in Section 6(b) of the Plan.

(g) “Performance Period” means the Corporation’s fiscal year, or such longer period as designated by the Committee.

(h) “Plan” means this BFC Financial Corporation 2006 Performance-Based Annual Incentive Plan, as may be amended and restated from time to time.

3. PLAN ADMINISTRATION.   The Plan shall be administered by the Committee. The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants.

4. ELIGIBILITY.   Performance Awards under the Plan may only be granted to an individual who is or may be a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee to participate in the Plan during any Performance Period.

5. TERM OF THE PLAN.   The Plan shall become effective upon its adoption; provided, however, if the Plan is not approved by shareholders of the Corporation in accordance with Section 9 of the Plan, the Plan and Performance Awards granted thereunder shall terminate and become null and void. The Plan shall continue in effect ten (10) years from the effective date of the Plan, unless sooner terminated under Section 8 of the Plan.

6. PERFORMANCE AWARDS.   In the event that the Committee determines, in its sole and absolute discretion, to grant a Performance Award for any Performance Period, the Committee shall determine the amount of a Participant’s Performance Award as follows:

(a) General.   Each Participant shall be eligible to receive a Performance Award if the Participant’s Performance Goal for the Performance Period has been achieved. The maximum amount of a Participant’s Performance Award shall be set by the Committee on or prior to the grant of a Performance Award; provided, however, that in no event shall a Participant’s Performance Award exceed Two Million Dollars ($2,000,000). The actual amount of a Participant’s Performance Award may be reduced or eliminated by the Committee as set forth in paragraph (c) below. The Committee in its sole discretion shall determine whether or not to pay all or part of the Performance Award in the case of the death or disability of a Participant during a Performance Period.

(b) Performance Goals.   The Committee shall establish the Performance Goals and payout schedules for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period. Such Performance Goals shall be selected from among the following:

(i) Earnings per share;

(ii) Pretax income;

(iii) Net income;

(iv) Return on average equity;

(v) Return on average assets;

(vi) Return on capital;

(vii) Core earnings;

(viii) Stock price;

(ix) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals; or

(x) any combination of (i) through (ix) above.

Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the Committee, include or exclude extraordinary items and/or the results of discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation (or individual business units) and/or the past or current performance of other companies.

(c) Reduction or Elimination of Performance Award.   The Performance Award for each Participant may be reduced or eliminated by the Committee in its sole discretion, but under no circumstances may the amount of any Performance Award to any Participant be increased. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may occur during the Performance Period, such as changes in accounting practices or applicable law, extraordinary items of gain or loss, discontinued operations, restructuring costs, sales or dispositions of assets and acquisitions, and shall consider such individual or business performance criteria that it deems appropriate, including, but not limited to, the Corporation’s cash flow, net income, pre-tax income, net revenue, EBITDA, operating income, diluted earnings per share, earnings per share, margin, return on assets, return on equity, cost reductions or savings, funds from operations, appreciation in the Corporation’s stock price, and other relevant operating and strategic business results applicable to an individual Participant.

7. PAYMENT OF PERFORMANCE AWARDS.   Subject to any shareholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash after written certification by the Committee that the Performance Goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied.

8. PLAN AMENDMENT AND TERMINATION.

(a) Committee Action; Shareholders’ Approval.   Subject to applicable laws and regulations, the Committee or the Board may amend or terminate the Plan from time to time in such respects as the Committee or the Board may deem advisable, without the approval of the Corporation’s shareholders.

(b) Effect of Amendment or Termination.   No amendment or termination or modification of the Plan may impair the rights of a Participant to any Performance Award already granted with respect to any Performance Period. The reduction or elimination of a Performance Award pursuant to Section 6(c) shall not be deemed an amendment, termination or modification of the Plan.

9. SHAREHOLDER APPROVAL.   Continuance of the Plan shall be subject to approval by the shareholders of the Corporation entitled to vote thereon at the 2006 Annual Meeting of Shareholders of the Corporation (or any adjournment thereof) by the affirmative vote of the holders of outstanding shares of the Corporation’s common stock representing a majority of the votes cast thereon. No Performance Awards shall be granted after the fifth (5th) anniversary of the date the Plan is adopted unless, prior to such date, the listing of permissible Performance Goals set forth in Section 6(b) shall have been re-approved by the shareholders of the Corporation in the manner required by Section 162(m) of the Code and the regulations thereunder.

10. INDEMNIFICATION OF COMMITTEE MEMBERS.   In addition to such other rights of indemnification they may have as directors, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereon, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Performance Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at the Corporation’s expense, to handle and defend the same.

11. WITHHOLDING.   The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

12. OTHER COMPENSATION PLANS.   Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. The adoption of the Plan shall not affect any such plan, nor shall the Plan preclude the Corporation from establishing any other forms of incentive or other compensation plans.

13. NO EMPLOYMENT RIGHTS.   The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

14. UNFUNDED PLAN.   Performance Awards under the Plan will be paid from the general assets of the Corporation and the Corporation shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. The rights of Participants under the Plan shall be only those of general unsecured creditors of the Corporation.

15. GOVERNING LAW.   Except to the extent superseded by the laws of the United States, the laws of the State of Florida, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

16. INTERESTS NOT TRANSFERABLE.   Except as expressly provided by the Committee, interests of Participants under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

Form of Proxy Class A Common Stock
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BFC FINANCIAL CORPORATION
2100 WEST CYPRESS CREEK ROAD
FT. LAUDERDALE, FL 33309
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

ANNUAL MEETING OF SHAREHOLDERS OF
BFC FINANCIAL CORPORATION
MAY 16, 2006
The undersigned hereby appoints Glen R. Gilbert and Maria Scheker, and each of them, acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Class A Common Stock of BFC Financial Corporation held of record by the undersigned on March 20, 2006, at the Annual Meeting of Shareholders to be held on May 16, 2006 and at any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND “FOR” THE APPROVAL OF PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

BFC FINANCIAL CORPORATION 2100 W. CYPRESS CREEK ROAD FT. LAUDERDALE, FL 33309
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BFC Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BFC Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BFCFC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BFC FINANCIAL CORPORATION

Vote on Directors

1.	Election of two directors, each for a term of three years. NOMINEES: 3-YEAR TERM: 1) D. Keith Cobb 2) Earl Pertnoy	For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s name(s) below.

Vote on Proposals		For	Against	Abstain

2.	Approval of the Company's 2006 Performance-Based Annual Incentive Plan.	☐	☐	☐
3.	In their discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.
NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Form of Proxy Class B Common Stock
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BFC FINANCIAL CORPORATION
2100 WEST CYPRESS CREEK ROAD
FT. LAUDERDALE, FL 33309
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

ANNUAL MEETING OF SHAREHOLDERS OF
BFC FINANCIAL CORPORATION
MAY 16, 2006
The undersigned hereby appoints Glen R. Gilbert and Maria Scheker, and each of them, acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Class B Common Stock of BFC Financial Corporation held of record by the undersigned on March 20, 2006, at the Annual Meeting of Shareholders to be held on May 16, 2006 and at any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND “FOR” THE APPROVAL OF PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

BFC FINANCIAL CORPORATION 2100 W. CYPRESS CREEK ROAD FT. LAUDERDALE, FL 33309
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BFC Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BFC Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BFCFC4	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BFC FINANCIAL CORPORATION

Vote on Directors

1.	Election of two directors, each for a term of three years. NOMINEES: 3-YEAR TERM: 1) D. Keith Cobb 2) Earl Pertnoy	For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s name(s) below.

Vote on Proposals		For	Against	Abstain

2.	Approval of the Company’s 2006 Performance-Based Annual Incentive Plan.	☐	☐	☐
3.	In their discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.
NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date